Exhibit 99.1

STAAR Surgical Reports Record Second Quarter Net Sales of $81.1 Million Up 30% Y/Y

ICL Units Up 42% Y/Y; Constant Currency Net Sales of $84.2 Million

Announces Partnership with Joe Jonas to Raise EVO Global Awareness

LAKE FOREST, CA, August 10, 2022 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the second quarter ended July 1, 2022.

Second Quarter 2022 Overview

•	Record Net Sales of $81.1 Million Up 30% and Constant Currency Net Sales of $84.2 Million Up 35% from the Prior Year Quarter
•	Record ICL Sales of $77.9 Million Up 32% and Constant Currency ICL Sales of $80.5 Million Up 36% from the Prior Year Quarter
•	Record ICL Units Up 42% from the Prior Year Quarter
•	Gross Margin at 78.8% vs. 78.9% in the Prior Year Quarter
•	Net Income of $0.26 per Share vs. $0.17 per Share in the Prior Year Quarter
•	Cash and Cash Equivalents Ended the Quarter at $202.5 Million

“We achieved 30% sales growth and a record level of sales in the second quarter while advancing our EVO ICL Family of Lenses including in China and the U.S., the two largest market opportunities for refractive vision correction. The entire STAAR organization is energized by our ability to effectively manage COVID-19 challenges during the quarter, exceed our growth commitments and vault to a new record level of $81.1 million in quarterly net sales despite foreign currency headwinds,” said Caren Mason, President and CEO of STAAR Surgical. “In the second quarter, we achieved strong global ICL unit growth up 42% highlighted by unit growth in China up 45%, the U.S. up 36%, Japan up 41%, India up 181% and Asia Pacific distributor markets up 66%, all as compared to the prior year quarter. We are very proud to achieve the second quarter milestone results while also holding fast to our culture of quality and manufacturing excellence which contributed to our official five-year MDR Certification on July 15, 2022.”

Ms. Mason continued, “The U.S. commercial launch of our EVO family of myopia lenses is well underway, and we are thrilled to announce our partnership today with Joe Jonas, who earlier this month received EVO lenses to correct his distance vision. In the next several weeks, Joe will begin sharing his journey to Visual Freedom via a global advertising, marketing and social media campaign. Our goal in the U.S. is to drive awareness and education of the benefits and Visual Freedom offered by our lenses. Joe Jonas needed EVO lenses below -5.0 diopters to correct his myopia and chose EVO. He is thrilled with the outcome which further demonstrates that EVO is an excellent solution for achieving Visual Freedom at all approved levels - low, mid and high, along the diopter curve. Next month we will showcase our entire EVO Family of Lenses at our Experts Meeting and the 40th Annual Congress of the European Society of Cataract and Refractive Surgeons in Milan, Italy where we will feature Viva, an innovative lens for individuals with presbyopia. Finally, we are today reaffirming our previously provided outlook for fiscal 2022 net sales of approximately $295 million, which takes into account a significant currency headwind and a continuation of the current level of COVID-19 related challenges in China and elsewhere, offset by stronger than expected demand for our EVO lenses, which has continued through the beginning of the third quarter.”

Financial Overview – Q2 2022

Net sales were $81.1 million for the second quarter of 2022, up 30% compared to $62.4 million reported in the prior year quarter. The sales increase was driven by ICL sales and unit growth of 32% and 42%, respectively, as compared to the prior year period. Other Product sales increased 1% compared to the prior year quarter. ICL sales were 96% of total Net sales for the second quarter of 2022. Changes in currency, primarily in the Japanese Yen as well as the Euro, negatively impacted reported total net sales by $3.1 million for the second quarter of 2022.

Gross profit margin for the second quarter of 2022 was 78.8% compared to the prior year quarter of 78.9%. Factors impacting gross margin in the second quarter of 2022, as compared to the prior year quarter, include an inventory reserve recognized as a result of discontinuance of Visian ICL in the U.S. and increased period costs associated with manufacturing projects, offset by favorable product and geographic sales mix.

Operating expenses for the second quarter of 2022 were $46.9 million compared to the prior year quarter of $38.6 million. General and administrative expenses were $14.0 million compared to the prior year quarter of $11.4 million. The increase in general and administrative expenses was due to increased facilities costs and compensation related expenses. Selling and marketing expenses were $24.2 million compared to the prior year quarter of $18.9 million. The increase in selling and marketing expenses is due to increased marketing, promotion and advertising expenses and trade show expenses, partially offset by decreased compensation related expenses. Research and development expenses were $8.6 million compared to the prior year quarter of $8.3 million due to increased compensation related expenses, partially offset by lower clinical trial expenses.

Net income for the second quarter of 2022 was $13.0 million or $0.26 per diluted share compared with net income of $8.6 million or $0.17 per diluted share for the prior year quarter. The year over year increase is attributable to higher sales and gross profit and, as a percentage of sales, lower operating expenses. Adjusted Net Income for the second quarter of 2022 was $20.7 million or $0.42 per diluted share compared to $13.5 million or $0.27 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at July 1, 2022 totaled $202.5 million compared to $199.7 million at December 31, 2021.

Conference Call

The Company will host a conference call and webcast today, Wednesday, August 10 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Access Code 904311), please dial 844-200-6205 for domestic participants and 929-526-1599 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 944172) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 866-813-9403 for domestic callers and 929-458-6194 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes stock-based compensation expenses and valuation allowance adjustments because they are non-cash expenses and because of the considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the

"constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table provided in this press release shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 2,000,000 Visian® ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2022 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our current and pipeline of ICL products with regulators, and any statements of assumptions underlying any of the foregoing, including those relating to our current and pipeline of ICL products and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

CONTACT:	Investors
Brian Moore Vice President, Investor, Media Relations and Corporate Development (626) 303-7902, Ext. 3023 bmoore@staar.com Media Jen Jones Gold PR | Social Media (310) 918-4313 jjones@goldpr.com

Consolidated Balance Sheets

(in 000's)

Unaudited

	July 1, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$202,490	$199,706
Accounts receivable trade, net	62,811	43,531
Inventories, net	18,089	17,274
Prepayments, deposits, and other current assets	13,066	10,900
Total current assets	296,456	271,411
Property, plant, and equipment, net	42,813	35,912
Finance lease right-of-use assets, net	420	506
Operating lease right-of-use assets, net	30,363	31,310
Intangible assets, net	184	218
Goodwill	1,786	1,786
Deferred income taxes	3,217	3,813
Other assets	786	822
Total assets	$376,025	$345,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,716	$8,699
Obligations under finance leases	166	127
Obligations under operating leases	3,708	3,283
Allowance for sales returns	5,550	4,816
Other current liabilities	24,374	31,877
Total current liabilities	46,514	48,802
Obligations under finance leases	295	382
Obligations under operating leases	26,880	28,269
Deferred income taxes	1,037	811
Asset retirement obligations	169	198
Pension liability	1,823	8,758
Total liabilities	76,718	87,220
Stockholders' equity:
Common stock	480	477
Additional paid-in capital	387,328	373,519
Accumulated other comprehensive loss	249	(4,048)
Accumulated deficit	(88,750)	(111,390)
Total stockholders' equity	299,307	258,558
Total liabilities and stockholders' equity	$376,025	$345,778

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended						Six Months Ended
					Fav (Unfav)						Fav (Unfav)
	% of Sales	July 1, 2021	% of Sales	July 2, 2021	Amount	%	% of Sales	July 1, 2022	% of Sales	July 2, 2021	Amount	%
Net sales	100.0%	$81,101	100.0%	$62,367	$18,734	30.0%	100.0%	$144,301	100.0%	$113,119	$31,182	27.6%
Cost of sales	21.2%	17,229	21.1%	13,164	(4,065)	-30.9%	21.6%	31,165	21.9%	24,774	(6,391)	-25.8%
Gross profit	78.8%	63,872	78.9%	49,203	14,669	29.8%	78.4%	113,136	78.1%	88,345	24,791	28.1%
Selling, general and administrative expenses:
General and administrative	17.2%	13,983	18.4%	11,441	(2,542)	-22.2%	18.0%	25,923	19.1%	21,653	(4,270)	-19.7%
Selling and marketing	29.9%	24,233	30.2%	18,853	(5,380)	-28.5%	28.8%	41,503	28.4%	32,054	(9,449)	-29.5%
Research and development	10.7%	8,636	13.2%	8,260	(376)	-4.6%	11.4%	16,577	14.6%	16,519	(58)	-0.4%
Total selling, general, and administrative expenses	57.8%	46,852	61.8%	38,554	(8,298)	-21.5%	58.2%	84,003	62.1%	70,226	(13,777)	-19.6%
Operating income	21.0%	17,020	17.1%	10,649	6,371	59.8%	20.2%	29,133	16.0%	18,119	11,014	60.8%
Other expense, net:
Interest income (expense), net	0.1%	43	0.0%	(5)	48	960.0%	0.0%	37	0.0%	(12)	49	408.3%
Loss on foreign currency transactions	-2.3%	(1,860)	-0.2%	(131)	(1,729)	-1319.8%	-1.9%	(2,775)	-1.3%	(1,430)	(1,345)	-94.1%
Royalty income	0.2%	177	0.2%	151	26	17.2%	0.3%	450	0.3%	311	139	44.7%
Other income (expense), net	0.1%	89	0.1%	51	38	74.5%	0.1%	151	0.0%	(34)	185	544.1%
Total other income (expense), net	-1.9%	(1,551)	0.1%	66	(1,617)	-2450.0%	-1.5%	(2,137)	-1.0%	(1,165)	(972)	-83.4%
Income before provision for income taxes	19.1%	15,469	17.2%	10,715	4,754	44.4%	18.7%	26,996	15.0%	16,954	10,042	59.2%
Provision for income taxes	3.0%	2,431	3.5%	2,148	(283)	-13.2%	3.0%	4,356	3.0%	3,395	(961)	-28.3%
Net income	16.1%	$13,038	13.7%	$8,567	$4,471	52.2%	15.7%	$22,640	12.0%	$13,559	$9,081	67.0%
Net income per share - basic		$0.27		$0.18				$0.47		$0.29
Net income per share - diluted		$0.26		$0.17				$0.46		$0.27
Weighted average shares outstanding - basic		47,889		47,099				47,822		46,858
Weighted average shares outstanding - diluted		49,223		49,491				49,264		49,373

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Six Months Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Cash flows from operating activities:
Net income	$13,038	$8,567	$22,640	$13,559
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,030	889	2,024	1,754
Amortization of long-lived intangibles	7	8	15	17
Deferred income taxes	-	845	-	845
Change in net pension liability	11	(154)	52	(27)
Stock-based compensation expense	5,754	3,992	9,648	7,322
Loss on disposal of property and equipment	-	-	-	2
Provision for sales returns and bad debts	994	829	800	932
Inventory provision	994	313	1,428	697
Changes in working capital:
Accounts receivable	(16,210)	(14,935)	(20,137)	(13,797)
Inventories	(342)	1,254	(1,825)	2,238
Prepayments, deposits and other current assets	2,245	(164)	(2,260)	(307)
Accounts payable	575	131	3,243	(268)
Other current liabilities	5,150	4,807	(6,992)	181
Net cash provided by operating activities	13,246	6,382	8,636	13,148
Cash flows from investing activities:
Acquisition of property and equipment	(5,271)	(3,524)	(7,810)	(5,683)
Net cash used in investing activities	(5,271)	(3,524)	(7,810)	(5,683)
Cash flows from financing activities:
Repayment of finance lease obligations	(27)	(43)	(45)	(278)
Proceeds from vested restricted stock and exercise of stock options	2,234	7,876	3,146	14,111
Net cash provided by financing activities	2,207	7,833	3,101	13,833
Effect of exchange rate changes on cash and cash equivalents	(759)	48	(1,143)	(668)
Increase in cash and cash equivalents	9,423	10,739	2,784	20,630
Cash and cash equivalents, at beginning of the period	193,067	162,344	199,706	152,453
Cash and cash equivalents, at end of the period	$202,490	$173,083	$202,490	$173,083

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended		Six Months Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Net income (as reported)	$13,038	$8,567	$22,640	$13,559
Less:
Foreign currency impact	1,860	131	2,775	1,430
Stock-based compensation expense	5,754	3,992	9,648	7,322
Valuation allowance adjustment	-	845	-	845
Net income (adjusted)	$20,652	$13,535	$35,063	$23,156
Net income per share, basic (as reported)	$0.27	$0.18	$0.47	$0.29
Foreign currency impact	0.04	-	0.06	0.03
Stock-based compensation expense	0.12	0.09	0.20	0.15
Valuation allowance adjustment	-	0.02	-	0.02
Net income per share, basic (adjusted)	$0.43	$0.29	$0.73	$0.49
Net income per share, diluted (as reported)	$0.26	$0.17	$0.46	$0.27
Foreign currency impact	0.04	-	0.06	0.03
Stock-based compensation expense	0.12	0.08	0.19	0.15
Valuation allowance adjustment	-	0.02	-	0.02
Net income per share, diluted (adjusted)	$0.42	$0.27	$0.71	$0.47
Weighted average shares outstanding - Basic	47,889	47,099	47,822	46,858
Weighted average shares outstanding - Diluted	49,223	49,491	49,264	49,373

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended				As Reported		Constant Currency
Sales	Julu 1, 2022	Effect of Currency	Constant Currency	Julu 2, 2021	$ Change	% Change	$ Change	% Change
ICL	$77,922	$2,575	$80,497	$59,235	$18,687	31.5%	$21,262	35.9%
Cataract IOL	2,547	391	2,938	3,074	(527)	-17.1%	(136)	-4.4%
Other	632	177	809	58	574	989.7%	751	1294.8%
Other Products	3,179	568	3,747	3,132	47	1.5%	615	19.6%
Total Sales	$81,101	$3,143	$84,244	$62,367	$18,734	30.0%	$21,877	35.1%

	Six Months Ended				As Reported		Constant Currency
Sales	Julu 1, 2022	Effect of Currency	Constant Currency	Julu 2, 2022	$ Change	% Change	$ Change	% Change
ICL	$136,597	$3,956	$140,553	$105,736	$30,861	29.2%	$34,817	32.9%
Cataract IOL	5,449	653	6,102	6,799	(1,350)	-19.9%	(697)	-10.3%
Other	2,255	437	2,692	584	1,671	286.1%	2,108	361.0%
Other Products	7,704	1,090	8,794	7,383	321	4.3%	1,411	19.1%
Total Sales	$144,301	$5,046	$149,347	$113,119	$31,182	27.6%	$36,228	32.0%